SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(a)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


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Check the appropriate box:
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        14a-6(e)(2))
{_}     Definitive Proxy Statement
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{X}     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             COMSAT CORPORATION
                    -----------------------------------

             (Name of Registrant as Specified in Its Charter)

                    -----------------------------------

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FROM:   COMSAT Corporation
6560 Rock Spring Drive
Bethesda, MD 20817
PHONE:  301 214 3442
FAX:    301 214 7130
DATE:   April 24, 1997


For Immediate Release

COMSAT SUES FORMER CEO BRUCE CROCKETT, HERBERT DENTON, PROVIDENCE CAPITAL AND WYSER-PRATTE, INC.


Bethesda, Md. -- COMSAT Corporation (NYSE:CQ) filed suit yesterday against its former chief executive officer, Bruce L. Crockett, alleging a conspiracy linking him with Herbert Denton, Providence Capital, Inc. and Wyser-Pratte, Inc., who have threatened COMSAT with a proxy contest.

Also named as defendants are two entities that Denton and Wyser-Pratte are using in their proxy effort, Providence Capital, Inc. and Providence Investors, L.L.C., and a number of unidentified "John Does 1-15" with whom they are allegedly aligned.

COMSAT's suit charges that the defendants' activities violate the Communications Satellite Act of 1962, a federal statute governing COMSAT, as well as a 1996 Termination Agreement in which Crockett agreed with COMSAT not to disparage, compete with or disclose confidential information about COMSAT to third parties.

The Complaint, filed in the Virginia federal district where Crockett resides, reveals heretofore undisclosed aspects of the reasons for Crockett's July 1996 departure from COMSAT. It alleges that Crockett resigned to avoid an imminent firing by the Board for several causes. Listed in the Complaint are the failure of his diversification strategy, which has been the source of most of the criticism COMSAT now faces from shareholders who are threatening a proxy contest. Other reasons alleged are Crockett's violation of COMSAT policy in the course of efforts to make the stock more attractive to speculative investors and his virtual abandonment of his managerial duties at COMSAT.

- more -
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COMSAT Sues For Conspiracy -- Page 2


The Complaint states that COMSAT's Board, in order to implement a smooth restructuring of COMSAT back to its core communications business, agreed in a termination agreement to provide Crockett with payments and other benefits in exchange for Crockett's agreement not to injure the corporation by leaking confidential information, by joining with competitors or by disparaging the corporation and its leadership.

According to the Complaint, Crockett has violated those agreements, motivated by over $2 million in potential profits from a change of control at COMSAT, by promises of help from the other defendants in securing future employment, as well as by a desire for retribution. In these activities, he is alleged to be working with Denton, Wyser-Pratte, Inc. and the Providence defendants, who are described as fronts for a larger unidentified group whose purpose allegedly is generating short-term, speculative profits by creating turmoil among COMSAT's shareholders by threatening a proxy contest for control of COMSAT.

The Complaint asserts that Denton's only experience with a business like COMSAT was with a Russian communications venture that attempted to compete with a COMSAT company and went bankrupt in 1996. After that bankruptcy, the Complaint asserts, Denton and his alleged co-conspirators returned to their earlier business of attempting to profit by trying to drive up the short-term price of COMSAT's stock in an effort to turn a quick profit for themselves and others by creating market turmoil, including threatening a proxy contest. The Complaint alleges that they are acting in concert with a number of other, similarly motivated investors in violation of unique limits on ownership of more than 10% of the securities of COMSAT, a provision of the federal Communications Satellite Act of 1962, pursuant to which COMSAT was created and is regulated. This is alleged to constitute both tortious interference with Crockett's termination agreement with COMSAT and a conspiracy to violate both that contract and the Communications Satellite Act. In the Complaint, COMSAT seeks over $20 million in damages, which can be trebled under applicable conspiracy law, and injunctive relief, against all defendants, jointly and severally.

COMSAT Corporation (NYSE: CQ) is a global provider of communications services and products.

-- more --

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COMSAT Sues For Conspiracy -- Page 3


COMSAT Corporation ("COMSAT") and certain persons named below may be deemed to be "participants" within the meaning of Regulation 14A under the Securities Exchange Act of 1934. The participants in this solicitation may include the directors of COMSAT (C.J. Silas, Betty C. Alewine, Lucy Wilson Benson, Edwin
I. Colodny, Lawrence S. Eagleburger, Neal B. Freeman, Arthur Hauspurg, Caleb
B. Hurtt, Peter S. Knight, Peter W. Likins, Howard M. Love, Charles T. Manatt, Robert G. Schwartz, and Dolores D. Wharton); the following executive officers of COMSAT (Janet L. Dewar, Allen E. Flower, Paul G. Pizzani and Warren Y. Zeger); and the following other employees of COMSAT (Gary S. Sharpe and Charles H. Taylor, Jr.). As of March 1, 1997, Betty C. Alewine and Warren Y. Zeger beneficially owned 321,301 shares and 179,979 shares of COMSAT, respectively (including shares subject to stock options exercisable within 60 days). The remaining participants do not beneficially own, individually or in the aggregate, in excess of 1% of COMSAT's equity securities.

# # #

CONTACT:    Andrew Baer/Ruth Pachman     Kekst and Co.  (212) 593-2655

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